Exhibit 10.12

PARTICIPATION AGREEMENT

BOYD, CARTER, GREENUP AND LAWRENCE COUNTIES, KENTUCKY

This Participation Agreement (“Agreement”) is entered into as of February 25, 2014 (the “Effective Date”), by and among NYTIS EXPLORATION COMPANY LLC, a Delaware limited liability company (“Nytis”), CARBON NATURAL GAS COMPANY, a Delaware corporation (“Carbon”) (for purposes of Article X only), and LIBERTY ENERGY, LLC, a Massachusetts limited liability company (“Liberty”).

RECITALS

WHEREAS, Nytis, Carbon and Liberty are parties to that certain Participation Agreement dated September 17, 2012 (the “Prior Participation Agreement”), covering approximately 26,000 net mineral acres located in Boyd, Carter, Greenup and Lawrence Counties, Kentucky as generally depicted on Exhibit B-1 attached hereto (the “Original Contract Area”);

WHEREAS, the area outlined on Exhibit B-2 attached hereto is referred to herein as the “Program Area” (such area includes the Original Contract Area);

WHEREAS, pursuant to the Prior Participation Agreement, Liberty earned forty percent (40%) of Nytis’ undivided working interest in certain leases underlying the oil and gas interests in the Original Contract Area;

WHEREAS, as of the Effective Date, Nytis has leased or obtained leases of, oil and gas interests covering 12,497.38 net mineral acres in the Program Area outside of the Original Contract Area (the area within the Program Area that lies outside the Original Contract Area is hereinafter referred to as the “New Area”);

WHEREAS, Liberty desires to participate in the development of additional oil and gas interests located in the Program Area (whether within or outside of the Original Contract Area) by paying a portion of the costs incurred by Nytis (subject to the provisions of Section 3.2 below) associated with the drilling, completion and equipping of oil and gas wells in the Berea Sandstone Geologic Interval in exchange for forty percent (40%) of Nytis’ undivided working interest in the Leases (as such term is defined below) underlying such new oil and gas interests in the New Area; and

WHEREAS, Liberty, as consideration for the right to participate in the development in the New Area and other rights set forth herein, has agreed to carry a portion of Nytis’ costs in the Carry Wells (as such term is defined below) as set forth herein.

NOW, THEREFORE, for a good and valuable consideration, it is agreed between the parties as follows:

ARTICLE I
DEFINITIONS

1.1           The following definitions shall apply in this Agreement:

“Acreage Cap” means 20,000 net mineral acres, including Nytis’ net mineral acres from which Liberty is purchasing the Liberty Working Interest on the Effective Date.

“AFE” means an authorization for expenditure representing an estimate of work to be performed for a specific drilling, completion or other operation.

“Approved Spacing Unit” means the unit described in the as-built plat that is used for division order purposes and submitted to the Kentucky Division of Oil and Gas.

“Berea Sandstone Geologic Interval” means the geologic interval below the Sunbury Shale and above the Devonian Shale as located in Brice Shepherd #1 from 1007 feet to 1162 feet.

“Carry Costs” has the meaning provided in Section 3.1(c)(i).

“Carry Wells” has the meaning provided in Section 2.1(a).

“Drilling and Completion Activities” means all activities and operations carried out by or on behalf of the parties related to the Wells and under the terms and conditions of this Agreement, including, but not limited to, drilling, sidetracking, well control, acquisition, transportation and installation of tubular goods, materials and equipment; surveying, constructing roads and surface location.

“Drilling and Completion Costs” means all costs incurred in connection with Drilling and Completion Activities, all of which will be determined, and billed to the parties participating in such activities, pursuant to the Operating Agreement.

“Existing Wells” has the meaning provided in Section 3.7.

“Horizontal Well” means a well permitted and spudded with the intent to drill with at least 1500 feet of horizontal displacement from the surface location.  If the parties mutually agree to drill a Carry Well not intended to have significant horizontal displacement under this Agreement, that Carry Well shall be counted as 1/3 of a Horizontal Well for the purpose of this Agreement.  Notwithstanding the foregoing, the vertical Wells referenced in Section 2.5(a) shall not be counted toward the total number of Carry Wells hereunder.

“Leases” means those mineral leases more particularly described on Exhibit A attached hereto and incorporated herein (as such may be supplemented from time to time to reflect (i) additional leases underlying oil and gas interests within the Subsequent Acreage Acquisition Basket and (ii) additional leases underlying oil and gas interests acquired within the Program Area in which a Party elects to participate pursuant to Section 7.2 hereof).

“Liberty Working Interest” means forty percent (40%) of Nytis’ undivided working interest in the Leases.

“New Area” has the meaning provided in the Recitals.

“Operating Agreement” means the joint operating agreement in substantially the form of that attached hereto as Exhibit C, together with the COPAS Accounting Procedure annexed thereto, and together with all Exhibits thereto.

“Operator” means Nytis, its successors and assigns.

“Original Contract Area” has the meaning provided in the Recitals.

“Prior AMI Provisions” has the meaning provided in Article VII.

“Prior Participation Agreement” means that certain Participation Agreement dated September 17, 2012, by and among Nytis, Carbon and Liberty.

“Program Area” has the meaning provided in the Recitals.

“Proportionately Reduced” means the pro rata reduction of the amount to be paid by Liberty and/or Nytis, as the case may be, with respect to any Well and/or Lease in which Liberty and Nytis do not collectively own a 100% working interest, based on the actual working interest owned by Liberty and Nytis, collectively, in such Well and/or Lease.

“Subsequent Acreage Acquisition Basket” means the balance of the Acreage Cap regarding Leases acquired by Nytis in the New Area after the Effective Date hereof.

“Well” means each Carry Well, each vertical well proposed by Nytis in accordance with Section 2.5(a), and any subsequent well in which Liberty participates under the Operating Agreement.

1.2           The following Exhibits are attached to and made a part of this Agreement:

Exhibit “A”	Description of Leases
Exhibit “B-1”	Outline of Original Contract Area
Exhibit “B-2”	Outline of Program Area
Exhibit “C”	Operating Agreement
Exhibit “D”	Form of Well AFEs
Exhibit “E”	Form of Assignment
Exhibit “F”	Existing Wells

ARTICLE II
DRILLING COMMITMENT; SUBSEQUENT ACTIVITIES

2.1           Carry Wells.

(a)           Liberty hereby commits to drill, complete and equip one (1) Horizontal Well targeting the Berea Sandstone Geologic Interval for each 1,000 net mineral acres acquired by Nytis in the New Area (collectively, the “Carry Wells”) as proposed and operated by Nytis; provided, however, that in no event shall the number of Carry Wells drilled pursuant to this Agreement exceed twenty (20).

(b)           Liberty shall bear the costs for the Carry Wells in accordance with Section 3.1(c)(i).

2.2           Other Wells Within the Original Contract Area.  If, prior to completion of all Carry Wells, Nytis proposes to drill Wells in the Original Contract Area, such Wells shall be drilled in accordance with the terms of the Operating Agreement on a heads up basis: Nytis 60% and Liberty 40%, each Proportionately Reduced

2.3           Subsequent Activities.  Upon completion of the Carry Wells, the parties may proceed to drill additional Wells in the Program Area in accordance with the terms of the Operating Agreement on a heads up basis: Nytis 60% and Liberty 40%, each Proportionately Reduced.

2.4           Drilling and Completion.  All Wells shall be Drilled and Completed in accordance with the terms of the Operating Agreement.  Prior to spudding each Well subject to this Agreement, Nytis shall deliver an AFE, in the form as set forth on Exhibit D attached hereto (each a “Well AFE”), setting forth the estimate of Drilling and Completion Costs for such Well.  It is understood and agreed that the Well AFEs represent an estimate of the costs of drilling and completing the Wells, but final billing will be based on actual costs incurred.  Billings will be charged pursuant to the Operating Agreement unless otherwise set forth herein.  In connection with any Well AFE, Nytis agrees promptly to provide any additional information regarding the Well which is reasonably requested by Liberty.  The location of each Well shall be determined by the Operator in its sole discretion.  Unless (a) otherwise consented to in writing by Liberty, or (b) pursuant to Section 2.5(a), Nytis shall drill each Well as a Horizontal Well running through the Berea Sandstone Geologic Interval.  Nytis shall drill, complete, equip and produce, or plug and abandon each of the Wells, with due diligence and reasonable dispatch in accordance with applicable laws and the Operating Agreement.

2.5           Vertical Wells.

(a)           In addition to the Carry Wells, Nytis may at any time propose to drill up to six (6) vertical Wells in the Program Area in accordance with the terms of the Operating Agreement, and each of Liberty and Nytis shall, in accordance with the Operating Agreement, participate therein on a heads up basis: Nytis 60% and Liberty 40%, each Proportionately Reduced.  Such vertical Wells shall not count toward the number of Carry Wells that Liberty is obligated to participate in hereunder.

(b)           Notwithstanding Section 2.5(a), if (i) any such vertical Well is drilled in the New Area and (ii) in the exercise of Nytis’ sole discretion Nytis determines that such Well provides adequate evidence that warrants completion of such Well as a Horizontal Well, and (iii) all Carry Wells have not yet then been drilled, such Well will be a Carry Well with Liberty obligated to pay the Carry Costs of such Horizontal Well with the amount previously paid by Liberty credited toward such Carry Costs

ARTICLE III
PURCHASE OF WORKING INTEREST; ASSIGNMENT

3.1           Purchase of Working Interest.

(a)           Upfront Payment.

(i)           Upon execution of this Agreement, Liberty will pay to Nytis an amount equal to $350.00 per net mineral acre for forty percent (40%) of Nytis’ undivided working interest in the Leases, which amount is $1,749,633.20 (the “Initial Payment”).  The Initial Payment shall be made by wire transfer of immediately available funds to an account designated by Nytis no later than two Business Days prior to Closing.

(ii)          In exchange for the Initial Payment at the Closing, Nytis shall make at Closing the assignments to Liberty set forth in Section 3.4 and grant Liberty the right to participate for a forty percent (40%) working interest in the drilling, development and production of oil and gas from the Leases in accordance with the terms and conditions of this Agreement.

(b)           Additional Acreage; Subsequent Payment.

(i)           If, during the period commencing on the date of this Agreement and ending on the later of (A) December 31, 2014, or (B) the date which is nine (9) months after the date that the most recent Well has been spud in the Program Area, Nytis acquires additional oil and gas leasehold interests in the New Area (the “Additional Acreage”), then, subject to the Acreage Cap, Liberty will pay to Nytis $350.00 per net mineral acre to acquire the Liberty Working Interest in the Leases underlying the Additional Acreage (the “Subsequent Payment”).  Any Additional Acreage acquired over the Acreage Cap shall be acquired and offered to Liberty subject to the provisions of Article VII; provided, however, that if, prior to the drilling of all Carry Wells, Nytis proposes drilling a Well on Additional Acreage that is acquired over the Acreage Cap, such Well shall be drilled as a Carry Well and if Liberty does not elect to acquire its pro rata interest in the oil and gas interest underlying such Additional Acreage in accordance with the provisions of Article VII, upon completion of such Well and Liberty’s payment of the Carry Costs, Nytis shall be obligated to assign to Liberty only forty percent (40%) of Nytis undivided working interest in such Well’s wellbore.

(ii)          Nytis will provide written notice to Liberty of any Additional Acreage acquired by Nytis promptly following such acquisition.  The notice shall contain (A) an executed copy of the oil and gas lease and any agreement pursuant to which such Additional Acreage has been acquired, (B) a complete description of the Additional Acreage including information specifying the number of gross and net acres and existing overriding royalty or other burdens affecting the Additional Acreage, and (C) a copy of any related title work.

(iii)         Within 20 days after receipt of the notice described in Section 3.1(b)(ii), Liberty shall pay to Nytis by wire transfer of immediately available funds an amount equal to the Subsequent Payment.

(c)           Subject to the limitation set forth in Section 3.2 below and in accordance with the payment terms of the applicable Operating Agreement, unless otherwise set forth herein, Liberty agrees to be responsible for and pay the Drilling and Completion Costs of the Wells as follows:

(i)           Eighty percent (80%), Proportionately Reduced, of the Drilling and Completion Costs for the Carry Wells (the “Carry Costs”).

(ii)          In the event that Liberty participates in any Wells on the Leases proposed by Nytis, in accordance with the Operating Agreement, under Section 2.5(a)  or subsequent to the completion of the agreed number of Carry Wells, Liberty shall bear forty percent (40%), Proportionately Reduced, of the Drilling and Completion Costs for such Wells in accordance with the Operating Agreement.  For the sake of clarity, Liberty’s election to not participate in any such Wells shall provide to Nytis and other working interest owners under the Operating Agreement any and all remedies provided by the Operating Agreement.

3.2           Well Cost Cap.

(a)           Notwithstanding anything to the contrary in this Agreement, if the Drilling and Completion Costs (or plugging and abandoning, if not completed):

(i)           associated with any particular Carry Well to be drilled pursuant to Section 2.1 or Section 2.5(b) above exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Single Well Cost Cap”), Liberty only shall be required to pay forty percent (40%), Proportionately Reduced, of Drilling and Completion Costs in excess of the Single Well Cost Cap for such Carry Well, and Nytis shall be required to pay sixty percent (60%), Proportionately Reduced, of Drilling and Completion Costs in excess of the Single Well Cost Cap for such Carry Well; or

(ii)          associated with all Carry Wells to be drilled pursuant to Section 2.1 or Section 2.5(b) above exceed Twelve Million Dollars ($12,000,000.00) in the aggregate (the “Aggregate Well Cost Cap”), Liberty only shall be required to pay forty percent (40%), Proportionately Reduced, of Drilling and Completion Costs in excess of the Aggregate Well Cost Cap for the Carry Wells, and Nytis shall be required to pay sixty percent (60%), Proportionately Reduced, of Drilling and Completion Costs in excess of the Aggregate Well Cost Cap for the Carry Wells.

(b)           Nytis shall use its reasonable best efforts to obtain competitive, market standard rates and costs with respect to the Drilling and Completion Costs.

3.3           Spud Fee.  In addition to the amounts Liberty is required to pay pursuant to Section 3.1, Liberty shall pay to Nytis a spud fee for each Well drilled within the Program Area equal to $10,000.00, Proportionately Reduced to Nytis’ initial working interest in such Well (the “Spud Fee”).  The Spud Fee shall be paid by wire transfer of immediately available funds in accordance with the invoicing provisions set forth in Section 4.2.

3.4           Assignment.  Simultaneously with Liberty’s payment of the Initial Payment, Nytis shall deliver to Liberty a recordable assignment, in substantially the form attached hereto as Exhibit E (the “Assignment”), assigning Liberty forty percent (40%) of all of Nytis’ undivided right, title and interest in and to the Leases.  Each and every Assignment contemplated herein shall be made with a warranty of title, by, through and under Nytis, but not otherwise, and such assignment(s) shall be subject to the terms contained in this Agreement and the applicable operating agreements and/or pooling orders, if any.  Furthermore, in exchange for and within five (5) days after remittance of the Subsequent Payment, Nytis will deliver to Liberty an Assignment, assigning Liberty forty percent (40%) of all of Nytis’ undivided right, title and interest in and to the Leases underlying the Additional Acreage purchased by Liberty pursuant to Section 3.1(b).  At the time of such assignment of Additional Acreage, Nytis shall be deemed to make the representations and warranties set forth in Section 5.2 applicable to Leases with respect to all Leases conveyed underlying such Additional Acreage.

3.5           Non-Consent Penalty.  In the event that Liberty defaults in its obligations to pay the Carry Costs, Liberty’s rights to further participation in the Program Area shall terminate and Liberty shall promptly re-assign to Nytis, without further consideration, the identical leasehold and net revenue interest assigned to Liberty pursuant to Section 3.4 using the form of Assignment; provided, however, that Liberty shall retain its rights and interest in any Approved Spacing Unit surrounding each Carry Well in which Liberty has previously participated.  If Liberty participates in all of the Carry Wells, Liberty shall have earned the Liberty Working Interest and shall not be subject to any further re-assignment obligations.

3.6           Overriding Royalty; Minimum Net Revenue Interest.  The parties acknowledge that all Assignments shall include a reservation by Nytis of an overriding royalty interest on all Leases equal to the lesser of (a) three percent (3%) and (b) the difference between the net revenue interest delivered with respect to a Lease and eighty-three percent (83%), proportionately reduced, with respect to such Lease.  For clarity, no overriding royalty interest will be reserved by Nytis on Leases assigned to Liberty which do not have a net revenue interest of greater than eighty-three percent (83%), proportionately reduced.

3.7           Existing Wells.  Nytis shall reserve and retain the wellbores and Approved Spacing Units of all existing Wells spudded prior to the Effective Date in the New Area, all of which are identified on Exhibit F attached hereto (the “Existing Wells”), the production therefrom, and all equipment and facilities exclusively associated therewith.  Nytis will assume all liabilities associated therewith and indemnify Liberty therefrom.

3.8           Accelerated Payment of Carry Costs.  Liberty shall have the option, and Nytis hereby grants Liberty the option, to accelerate its payment of the Carry Costs and secure its full Liberty Working Interest (the “Acceleration Option”) if Nytis elects to sell the majority of its working interests in the Program Area to a third party at any point before Liberty has paid Carry Costs equal to the Aggregate Well Cost Cap.  If Liberty elects to exercise the Acceleration Option, then Liberty shall immediately pay to Nytis an amount equal to the Aggregate Well Cost Cap minus any Carry Costs actually paid by Liberty as of the date of Liberty’s exercise of the Acceleration Option (the “Accelerated Amount”).  Upon Liberty’s payment of the Accelerated Amount, Liberty shall have satisfied its obligation to pay the Carry Costs in its entirety, and shall have no further obligation to pay Carry Costs to Nytis or any third party that acquires an interest in the Program Area for any Carry Costs.

ARTICLE IV
OPERATOR

4.1           Operating Agreement.  Nytis shall be the Operator under the Operating Agreement and in such capacity shall carry out or cause to be carried out all Drilling and Completion Activities as well as all other operations covered by the Operating Agreement; provided, however, that Nytis shall be permitted to assign its obligations as Operator in accordance with the Operating Agreement.  Additionally, it is understood that Nytis may engage a legitimate third party contract operator, which is mutually acceptable to the parties hereto, to consummate the actual Drilling and Completion Activities to be conducted on each designated prospect.

4.2           Invoicing.  Notwithstanding the payment terms of any Operating Agreement to the contrary, as to any Well proposed by Nytis under this Agreement or any Operating Agreement, Nytis shall invoice Liberty twenty (20) days prior to the estimated spud date for such Well for Liberty’s estimated share of Drilling and Completion Costs on each such Well.  Such invoices will be due and payable by Liberty within twenty (20) days of receipt of such invoice.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1           Mutual Representations and Warranties.  Each party, with respect to itself only, hereby represents and warrants to the other party the following:

(a)           Each party is duly organized, validly existing and in good standing under the applicable laws of the State of its formation, and is qualified to do business and is in good standing in every other jurisdiction where the failure to so qualify would have a material adverse effect on its ability to execute, deliver and perform this Agreement and the other agreements contemplated herein.

(b)           Each party has all requisite power and authority to (i) own, lease or operate its assets and properties and to carry on the business as now conducted, and (ii) enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

(c)           Each party has taken (or caused to be taken) all acts and other proceedings required to be taken by such party to authorize the execution, delivery and performance by such party of this Agreement and the other agreements contemplated herein.  This Agreement has been duly executed and delivered by each party and constitutes the valid and binding obligation of each party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at law or in equity.  The execution, delivery and performance of this Agreement by each party does not and will not (i) conflict with, or result in any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of the organizational documents of such party, or (B) any applicable statute, law, rule, regulation, order,  agreement, instrument or license applicable to such party, except as would not have a material adverse effect, or (ii) except as provided on Schedule 5.1(c) attached hereto, require the submission of any notice, report, consent or other filing with or from any governmental authority or third persons.

(d)           There are no actions, suits or proceedings pending or, to such party’s knowledge, threatened against a party which if decided unfavorably to such party could have a material adverse effect on the ability of such party to execute, deliver or perform this Agreement.

(e)           No party has incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement or the other agreements contemplated herein which could be attributable to or charged to the other party.  Each party shall indemnify, defend and hold harmless the other party from any claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees in the event the prior sentence should be or become untrue as to such party.

5.2           Nytis Representations and Warranties.  Nytis hereby represents and warrants as follows:

(a)           There are no bankruptcy, reorganization or rearrangement proceedings pending, being contemplated by or to its knowledge threatened against it.

(b)           None of the Leases which will be assigned to Liberty under this Agreement will be subject to liens burdening Liberty’s interest therein, including but not limited to any liens in favor of The Bank of Oklahoma (“BOK”), as lender, pursuant to that certain Amended and Restated Credit Agreement, dated May 31, 2010, by and between Nytis and BOK (as amended).  There are no calls on production or contracts for sale of production encumbering the Leases which provide for the delivery of hydrocarbons at a price below the prevailing market price.

(c)           All Leases are in full force and effect and are legal, valid and binding obligations of the parties thereto, and their respective successors and assigns.  Operations with respect to the Wells are in material compliance with applicable rules, regulations, statutes, and laws of any applicable governmental authority.  To the best of Nytis’ knowledge and belief, after appropriate inquiry, Nytis is not in breach or default under the terms of any of the Leases which may result in material impairment or loss of title to any material part of the Leases taken as a whole or the value thereof taken as a whole or which might materially hinder or impede the operation of the Leases as a whole.

(d)           Nytis has delivered to Liberty all Phase I or Phase II environmental site assessment reports in Nytis’ possession or control on the Leases or the lands covered thereby. To the best of Nytis’ knowledge and belief, after appropriate inquiry, Nytis has complied in all material respects with all environmental laws with respect to the Leases.  To the best of Nytis’ knowledge and belief, after appropriate inquiry, Nytis possesses all environmental permits that are required for the operation of the Leases (except for such permits as are expected to be obtained in the ordinary course of business), and is in compliance with the provisions of all such environmental permits.  Nytis has not received any written notice, report or other information regarding any liabilities relating to its business or any of the Leases arising under environmental laws, including any written notice of violation from any governmental authority.  To the best of Nytis’ knowledge and belief, after appropriate inquiry, Nytis has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous materials, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys’ fees pursuant to federal or state environmental laws.  Without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of Nytis with respect to the Leases will prevent, hinder or limit continued compliance with environmental laws, give rise to any investigatory, remedial or corrective obligations on the part of Liberty pursuant to environmental laws, or give rise to any other liabilities on the part of Liberty (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of whether asserted) pursuant to environmental laws, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage.

(e)           The information set forth on Schedule 5.2(e) with respect to the working interest and net revenue interest of Nytis in the Leases is true and correct.

(f)           Schedule 5.2(f) sets forth a list of all policies of insurance owned or held by or maintained by Nytis with respect to the Leases and the operations thereon.  Such policies are in full force and effect and, coupled with the insurance to be obtained under any applicable Operating Agreement, will satisfy in all material respects all requirements of applicable, laws and any agreements to which Nytis is a party.

(g)           Nytis has or will have obtained, or cause to be obtained, any consents, approvals, certificates, licenses, permits, and other authorizations of the necessary governmental authorities, which to the best of Nytis’ knowledge and belief, after appropriate inquiry, are required for Nytis to own, develop, operate, and maintain its proposed or reasonably anticipated operations in the Program Area.

(h)           Nytis has paid its pro-rata share of all ad valorem, property, production, severance, excise, and similar taxes and assessments with respect to the Leases that have become due and payable, and all tax returns required to be filed by Nytis with respect to the same have been timely filed.  To the best of Nytis’ knowledge and belief, after appropriate inquiry, with respect to the Leases there are no tax deficiencies assessed against or audits in progress by any governmental authority.  There are no tax liens on or with respect to the Leases.

(i)           All rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases have been properly paid, excluding amounts properly held in suspense.

(j)           To the best of Nytis’ knowledge and belief, after appropriate inquiry, there are no wells located on the Leases (other than the Existing Wells) that (a) Nytis is obligated by law or contract to plug and abandon; (b) Nytis would be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not capable of producing oil, gas or other hydrocarbons in commercial quantities or otherwise being used in normal operations; (c) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Leases; or (d) have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each regulatory authority having jurisdiction over the Leases.

(k)           The Leases are not subject to any preferential purchase rights applicable to the transactions contemplated hereby.

(l)           There are no outstanding Well AFEs or other capital commitments which are binding on the Leases.

5.3           Liberty Representations and Warranties.  Liberty hereby represents and warrants as follows:

(a)           There is no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to its knowledge threatened against it.

(b)           The working interests being acquired by Liberty are being acquired for investment purposes only, for Liberty’s own account, and not with a current view to, for offer for sale or for sale in connection with, the distribution or transfer thereof.  The working interests being acquired by Liberty are not being purchased for subdivision or fractionalization thereof; and Liberty has no contract, agreement or arrangement with any person or entity to sell or otherwise transfer (with or without consideration) to any such person or entity any of the working interests being acquired by Liberty, nor present plans or intention to enter into any such contract, agreement or arrangement.

(c)           Liberty has expressly authorized the persons executing this Agreement to sign, on behalf of Liberty, this Agreement and all other related documents to which Liberty is a party.

ARTICLE VI
CLOSING CONDITIONS; TERM AND TERMINATION

6.1           Closing Conditions.  It is the intent of the parties that a closing of the transactions contemplated by this Agreement (the “Closing”) shall take place contemporaneously with the execution of this Agreement at such location as is mutually acceptable to the parties.  The parties’ obligations to close the transactions contemplated hereby shall be subject to delivery of the following:

(a)           Liberty shall pay to Nytis the Initial Payment;

(b)           The parties shall execute the Operating Agreement;

(c)           Nytis shall deliver to Liberty:

(i)           the Assignment; and

(ii)          the acknowledgement of BOK of Nytis’ entry into this Agreement, and that there are no liens held by BOK with respect to the Liberty Working Interest in the Leases, in form and substance reasonably acceptable to Liberty.

6.2           Term.  The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue so long as any Leases in which one of the parties holds an interest continue in force, whether by production, extension, renewal or otherwise; provided, however, that this Agreement may be earlier terminated by the mutual consent of the parties hereto and shall be earlier terminated upon Liberty’s failure to participate in any of the Carry Wells in accordance with this Agreement; provided further, however, that any outstanding assignment obligations of either party pursuant to this Agreement shall survive any such termination.

6.3           Termination.  Upon termination of this Agreement, all rights and obligations of the parties with respect to the Program Area will be governed solely by the terms of the applicable Operating Agreements and any other agreements entered into by the parties with respect to such properties, and neither party shall have any further rights or obligations hereunder, except as otherwise provided herein.

ARTICLE VII
AREA OF MUTUAL INTEREST

7.1           Subsequent Acquisitions.  If during the Term of this Agreement, either Liberty or Nytis, or any of their respective affiliates, acquires any oil and gas leasehold interest, whether by purchase, farm-in, contribution, forced pooling or otherwise, covering lands lying within the Program Area, the acquiring party shall promptly notify the non-acquiring party of such acquisition, describing the oil and gas leasehold interest acquired and detailing the actual, third-party out-of-pocket costs incurred and the value of any rights, leases, oil and gas interests or other property exchanged in connection with the acquisition of the acquired interest.  Such acquired interest shall be offered to the non-acquiring party on a heads up basis: sixty percent (60%) to Nytis and forty percent (40%) to Liberty.

7.2           Election to Participate.  The non-acquiring party shall have a period of twenty (20) days after receipt of such notice to notify the acquiring party of the non-acquiring party’s election to participate or not in the ownership of the acquired oil and gas leasehold interest, with the failure of the non-acquiring party to notify the acquiring party within such twenty (20) day period to constitute an election not to participate.

7.3           Payment and Assignment of Interest.  In the event the non-acquiring party timely elects to participate in the acquired oil and gas leasehold interest, and unless any such working interests have previously been conveyed to such non-acquiring party, the acquired oil and gas leasehold interest shall become subject to this Agreement and the acquiring party shall promptly assign to the non-acquiring party its undivided percentage of the working interest acquired by the acquiring party in such oil and gas leasehold interest, subject only to the burdens in effect at the time the subject oil and gas leasehold interest was acquired.  Such assignment shall be substantially in the same form as Exhibit E attached hereto.  Upon receipt of such assignment, the non-acquiring party will pay to the acquiring party, in immediately available funds, the non-acquiring party’s share of the costs incurred in acquiring the acquired oil and gas leasehold interest (limited to actual, third-party out-of-pocket costs and the value of any rights, leases, oil and gas interests or other property exchanged therefor), in accordance with such party’s undivided percentage working interest.   For purposes of this Article VII, Liberty’s undivided percentage working interest shall be forty percent (40%) and Nytis’ undivided percentage working interest shall be sixty percent (60%).

7.4           Non-Participation.  In the event a non-acquiring party fails to timely elect to participate in acquired leasehold interest pursuant to Section 7.2, then such oil and gas leasehold interest shall not in any manner be subject to the terms of this Agreement and shall be held solely by the acquiring party.

7.5           Replacement of Prior Contract Area.  Each of Nytis and Liberty acknowledges and agrees that the provisions contained in this Article VII shall replace in their entirety the provisions contained in Article VII of the Prior Participation Agreement (the “Prior AMI Provisions”).  Each of Liberty and Nytis further acknowledges and agrees that the Prior AMI Provisions shall terminate and be of no further force or effect, and that the provisions of this Article VII solely shall govern all subsequent acquisitions of acreage within the Program Area.

ARTICLE VIII
CONFIDENTIAL DATA AND INFORMATION

8.1           Confidential Information.  Nytis has provided Liberty with certain information, reports and data used in the evaluation of the subject matter of this Agreement. Subject to the terms of Section 8.2, any party hereto may at any time utilize, and show and provide to third parties, copies of such information.

8.2           Limitations.  Except to the extent that such data may legally become a part of the public domain, all data and information acquired by the parties pursuant to this Agreement or supplied by one party to the other pursuant to this Agreement will be kept confidential and will be for the sole and exclusive use and benefit of the parties hereto; provided, however, the parties may disclose such data and information to their respective consultants and parties providing, or proposing to provide, financial accommodations to the disclosing party where each such recipient has (a) been advised of the confidential nature of such data and information and the obligations of the disclosing party with respect thereto hereunder, and (b) agreed to be bound by the terms of this Article VIII, it being understood and agreed that the disclosing party shall remain liable for any breach by any such recipient of the obligations of the disclosing party under this Article VIII.  Notwithstanding anything to the contrary herein, any party may disclose Confidential Information (i) to other working interest owners under the Leases, if any, (ii) to third parties to the extent such information is required to be disclosed under applicable law, rule, order or regulation of any governmental entity having jurisdiction over such matters, (iii) to the extent requested by regulatory or self-regulatory authority, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, or (v) to an equity owner, director, officer, employee or agent of such party, including legal counsel, accountants and other advisors where each such recipient has (y) been advised of the confidential nature of such data and information and the obligations of the disclosing party with respect thereto hereunder and (z) such recipient is subject to enforceable obligations to keep such data and information confidential.

ARTICLE IX
INSURANCE

The Operator will at all times and in connection with all work performed hereunder carry, for the account of the parties, the insurance specified on Exhibit “D” to the Operating Agreement and shall otherwise comply with the provisions of such Exhibit “D”.

ARTICLE X
INDEMNIFICATION

10.1           Application of Indemnities.  Indemnities shall apply as follows:

(a)           All indemnities set forth in this Agreement extend to the affiliates, partners, directors, managers, employees, members, shareholders, subsidiaries, permitted successors and permitted assigns of the indemnified party.  The indemnities set forth in this Agreement do not extend to any part of an indemnified claim that is the result of the gross negligence, willful misconduct or fraud of the indemnified party.

(b)           Neither Nytis nor Liberty shall be entitled to recover from the other party (or Carbon, as applicable), respectively, and each party releases the other party from and waives, any liabilities arising under this Agreement by reason of the breach thereof, or in connection with or with respect to the transactions contemplated in this agreement, any amount in excess of the actual compensatory damages suffered by such party. Each of Nytis and Liberty waive, and release each other (and Carbon, as applicable) from any right to recover punitive or exemplary damages arising in connection with or with respect to any breach hereof or as to the transactions contemplated in this Agreement; provided, however, any such damages recovered by a third party (other than a party’s affiliates) for which a party owes the other party an indemnity under this Agreement shall not be waived.

(c)           The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, and for which the indemnified party is reimbursed by any third party.  If it is judicially determined that any provision of this indemnity is found to be in violation of state or federal law, such that the violation would render the entire Agreement void and unenforceable, said provision shall be amended automatically to comply with said law. In the event that such provision cannot be amended to comply with said law, the provision shall be disregarded, and the validity and enforceability of the remaining provisions shall not be affected.

10.2           Liberty Indemnity.  Liberty shall indemnify, defend and hold Nytis and Carbon harmless from and against any and all claims and liabilities caused by, resulting from or incidental to (a) any inaccuracy of any representation or warranty of Liberty set forth in this Agreement or (b) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Liberty hereunder.

10.3           Nytis Indemnity.  Nytis and Carbon shall indemnify, defend and hold Liberty harmless from and against any and all claims and liabilities caused by, resulting from or incidental to (a) any inaccuracy of any representation or warranty of Nytis set forth in this Agreement, (b) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Nytis hereunder which are to be performed after the execution of this Agreement, (c) the Existing Wells, and (d) any matter arising or resulting from the ownership and operation of the Leases prior to the Effective Date.  The liability of Nytis and Carbon pursuant to this Article X shall be joint and several.

10.4           Demand.  Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party or parties, together with a statement of such information respecting any of the foregoing as it shall have.  Such notice shall include a formal demand for indemnification under this Agreement.  The indemnifying party or parties shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party or parties thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or parties or its/their counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Indemnity Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party or parties.

10.5           Reimbursement.  The indemnifying party or parties shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Article X, such payment to be made within five (5) days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.  In calculating any amount to be paid by an indemnifying party or parties by reason of the provisions of this Agreement, the amount shall be reduced by all tax benefits and other reimbursements credited to or received by the other party related to the damages.

10.6           Survival.  The representations and warranties of the parties set forth in Section 5.1 shall survive the execution of this Agreement indefinitely.  All other representations and warranties of Nytis and Liberty made on the date of execution of this Agreement shall survive the execution of this Agreement for a period of two (2) years.  All other covenants and agreements contained in this Agreement shall survive the execution of this Agreement until this Agreement is terminated in accordance with Section 6.2; provided, however, that the indemnification provisions of this Article X shall survive the termination of this Agreement indefinitely.

10.7           Exclusive Remedy.  The terms and provisions of this Article X shall be the sole and exclusive remedy of each of the parties indemnified hereunder with respect to the representations, warranties, covenants and agreements of the parties set forth in this Agreement and the other documents executed and delivered hereunder.

10.8           Assumption of Liability.  Each party that is required to assume any obligation or liability of the other party pursuant to this Agreement or that is required to defend, indemnify or hold the other party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other party in defense of third party claims arising out of any such assumption or indemnification.

ARTICLE XI
RELATIONSHIP OF PARTIES

It is not the purpose or intention hereof to create any mining partnership, joint venture, general partnership or other partnership relation and none shall be inferred.  The parties understand and agree that their relationship hereunder is not one of partnership, association, trust, joint venture, mining partnership or entity of any kind.

ARTICLE XII
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than an obligation to make payments of money, such party shall give to the other party prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.  The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to its wishes; how any such difficulties shall be handled shall be entirely within the discretion of the party concerned.  The term “force majeure”, as here employed, shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XIII
MARKETING

Production of oil and gas for Liberty from the Wells drilled and completed by the parties in the Program Area shall be gathered, processed, treated, transported and marketed by Nytis, after reasonable consultation with Liberty, with no “mark-up” costs and/or internal fees from Nytis or its affiliates to Liberty; provided, however, that Nytis may charge Liberty the typical overhead fees relating to such activities included within the standard COPAS Accounting Procedure annexed to the Operating Agreement.

ARTICLE XIV
NOTICES

All notices and communication required or permitted under this Agreement shall be in writing, delivered to or sent by U.S. Mail or any other recognized overnight delivery service, postage or similar charges prepaid, or by facsimile, addressed as follows:

Nytis Exploration Company LLC
c/o Carbon Natural Gas Company
1700 Broadway, Suite 1170
Denver, CO 80290
Attn: Patrick R. McDonald
Telephone No. (720) 407-7032
Facsimile No. (720) 407-7031

with a copy to:
Nytis Exploration Company LLC
2480 Fortune Drive, Suite 300
Lexington, KY 40509
2480 Fortune Drive, Suite 300
Lexington, KY 40509
Attn: Mark Pierce
Telephone No. (859) 299-0771, ext. 301
Facsimile No. (859) 299-0772

Liberty Energy, LLC
c/o Old Ironsides Energy, LLC
10 St. James Avenue, 19th Floor
Boston, MA 02116
Attn: Scott Carson
Telephone No. (617) 654-4595
Facsimile No. (617) 574-6920

ARTICLE XV
CONFLICTS

In the event of any conflict between the provisions of this Agreement and the Operating Agreement, including the Exhibits attached thereto, the terms of this Agreement shall control.

ARTICLE XVI
SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Neither party shall assign any of its rights and obligations under this Agreement, without the express written consent of the other party, such consent to not be unreasonably withheld, delayed or conditioned; provided, however, that no consent shall be required for an assignment in connection with (i) the sale of all or substantially all of such party’s assets or (ii) the merger or consolidation of such party in which such party is not the survivor, so long as (A) such assignee agrees to be bound by the provisions of this Agreement, and (B) such party shall promptly notify the other party prior to the making of such a permitted assignment.  No consent shall be required by a party for any mortgage of the other party’s interest herein.

ARTICLE XVII
GOVERNING LAW

This Agreement shall be construed under and in accordance with the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction.  The parties agree that venue for any dispute hereunder shall be in a Federal or state court in Denver County, Colorado.

ARTICLE XVIII
NO THIRD PARTY BENEFICIARY

Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities in and to the Wells, or the interest in lands included therein or pertaining thereto acquired hereunder, or otherwise, under or by reason of this Agreement.

ARTICLE XIX
PUBLIC ANNOUNCEMENTS

Subject to applicable legal requirements, at all times during the term hereof, each party shall promptly advise and cooperate with the others before issuing, or permitting any of its affiliates, directors, officers, employees, managers, members or agents to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

ARTICLE XX
FURTHER ASSURANCES

Each party agrees to deliver or cause to be delivered to the other parties at such times as shall be requested any additional instrument that the other may reasonably request for the purpose of carrying out this Agreement.

ARTICLE XXI
COUNTERPART EXECUTION

This Agreement may be executed in one or more counterparts, no one of which need be executed by all parties but all of which shall constitute but one and the same instrument.

ARTICLE XXII
ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all other agreements, written or oral, between the parties with respect to such subject matter.

ARTICLE XXIII
CAPTIONS/HEADINGS

Any captions to or headings of the articles, sections, subsections, paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement and shall not be used for the interpretation or determination of validity of this Agreement or any provision hereof.

[Signatures Begin on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

NYTIS EXPLORATION COMPANY LLC

By:	Nytis Exploration (USA) Inc., its Manager

	By:	/s/ Patrick R. McDonald
Patrick R. McDonald, President

LIBERTY ENERGY, LLC

By:	Old Ironsides Energy, LLC, on behalf of Liberty Energy, LLC, as its agent

	By:	/s/ Scott E. Carson
Scott E. Carson, Managing Partner

Acknowledged and agreed for purposes of Article X only:

CARBON NATURAL GAS COMPANY

By:	/s/ Patrick R. McDonald
Patrick R. McDonald, President Chief Executive Officer

List of Exhibits and Schedules

Exhibit A *	Description of Leases
Exhibit B-1 *	Outline of Original Contract Area
Exhibit B-2 *	Outline of Program Area
Exhibit C *	Form of Operating Agreement
Exhibit D *	Form of Well AFEs
Exhibit E *	Form of Assignment
Exhibit F *	Existing Wells
Schedule 5.1 (c) *	Required Filings
Schedule 5.2 (e) *	Working Interest; Net Revenue Interests
Schedule 5.2 (f) *	Insurance

           * A copy of any omitted scheduled will be furnished supplementally to the Commission upon request.

List of Exhibits and Schedules